FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 3, 2017	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2017 Results

West Des Moines, Iowa, August 3, 2017 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2017	2016
Net income attributable to FBL Financial Group	$32,291	$24,380
Operating income(1)	30,817	25,676
Earnings per common share (assuming dilution):
Net income	1.29	0.97
Operating income(1)	1.23	1.02

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2017 of $32.3 million, or $1.29 per diluted common share, compared to $24.4 million, or $0.97 per diluted common share, for the second quarter of 2016. Operating income(1) totaled $30.8 million, or $1.23 per common share, for the second quarter of 2017, compared to $25.7 million, or $1.02 per common share, for the second quarter of 2016. Second quarter 2017 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.07 per share

•	Mortality results better than expectations

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group reported excellent earnings for the second quarter 2017 with net income of $1.29 per share and record operating income of $1.23 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Of particular note this quarter was the strong increase in life sales, which allows us to fulfill our purpose of protecting livelihoods and futures."

Product Revenues. Premiums and product charges for the second quarter of 2017 totaled $79.7 million compared to $78.6 million in the second quarter of 2016. Interest sensitive product charges and traditional life insurance premiums each increased one percent during the quarter. Premiums collected(2) in the second quarter of 2017 totaled $165.9 million compared to $186.9 million in the second quarter of 2016. Annuity premiums collected decreased 24 percent while life insurance premiums collected increased 7 percent.

Investment Income. Net investment income in the second quarter of 2017 totaled $103.9 million, compared to $100.7 million in the second quarter of 2016. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties,was 5.35 percent for the six months ended June 30, 2017, compared to 5.44 percent for the six months ended June 30, 2016. At June 30, 2017, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $145.7 million in the second quarter of 2017, compared to $149.0 million in the second quarter of 2016. Death benefits, net of reinsurance and reserves released, totaled $25.8 million in the second quarter of 2017, compared to $23.6 million in the second quarter of 2016. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the second quarter of 2017, FBL Financial Group recognized net realized gains on investments of $0.9 million. The net realized gain on investments of $0.9 million is attributable to realized gains on sales of $1.4 million and realized losses on sales of $0.5 million.

Stock Repurchases. During the second quarter of 2017, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2017, the book value per share of FBL Financial Group common stock totaled $50.05, compared to $47.61 at December 31, 2016. Book value per share, excluding accumulated other comprehensive income(3), totaled $41.54 at June 30, 2017, compared to $41.60 at December 31, 2016. The June 30, 2017 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 563 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 4, 2017, at 12:00 p.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Interest sensitive product charges	$29,456	$29,027	$58,657	$57,138
Traditional life insurance premiums	50,262	49,605	98,696	99,743
Net investment income	103,908	100,722	204,902	199,107
Net realized capital gains (losses) on sales of investments	921	(2,269)	518	(679)

Total other-than-temporary impairment losses	—	(25)	(66)	(3,744)
Non-credit portion in other comprehensive income	—	—	—	1,522
Net impairment losses recognized in earnings	—	(25)	(66)	(2,222)

Other income	4,450	4,225	8,210	7,864
Total revenues	188,997	181,285	370,917	360,951

Benefits and expenses:
Interest sensitive product benefits	58,251	58,559	121,011	112,978
Traditional life insurance benefits	42,610	43,369	85,564	87,938
Policyholder dividends	2,557	2,515	5,110	5,555
Underwriting, acquisition and insurance expenses	36,341	38,938	70,694	76,652
Interest expense	1,213	1,213	2,425	2,425
Other expenses	4,740	4,435	8,891	8,793
Total benefits and expenses	145,712	149,029	293,695	294,341
	43,285	32,256	77,222	66,610
Income taxes	(13,891)	(10,477)	(24,624)	(21,546)
Equity income, net of related income taxes	2,924	2,613	6,155	5,265
Net income	32,318	24,392	58,753	50,329
Net income attributable to noncontrolling interest	(27)	(12)	(29)	(3)
Net income attributable to FBL Financial Group, Inc.	$32,291	$24,380	$58,724	$50,326

Earnings per common share - assuming dilution	$1.29	$0.97	$2.34	$2.01

Weighted average common shares	25,031,312	24,987,878	25,033,307	24,969,727
Effect of dilutive securities	19,663	42,566	20,777	50,358
Weighted average common shares - diluted	25,050,975	25,030,444	25,054,084	25,020,085

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to exclude the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed annuities are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$32,291	$24,380	$58,724	$50,326
Adjustments:
Net realized gains/losses on investments (a)	(788)	1,147	(234)	1,544
Change in net unrealized gains/losses on derivatives (a)	(686)	149	(685)	124
Operating income	$30,817	$25,676	$57,805	$51,994

Operating income per common share - assuming dilution	$1.23	$1.02	$2.30	$2.08

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

In the fourth quarter of 2016, due to changes in product offerings since the last amendment to its policy for calculating operating income, FBL Financial Group refined its calculation of operating income to include offsets related to changes in interest sensitive product reserves. These offsets, net of tax, deceased operating income $0.7 million in the second quarter of 2017 and $0.3 million in the six months ended June 30, 2017. These offsets, net of tax, not taken into account in the computation of operating income for the second quarter of 2016 would have increased operating income by an amount less than $0.1 million and increased operating income for the six months ended June 30, 2016 by $0.1 million.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2017	December 31, 2016
Book value per share	$50.05	$47.61
Less: Per share impact of accumulated other comprehensive income	8.51	6.01
Book value per share, excluding accumulated other comprehensive income	$41.54	$41.60

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $212.4 million at June 30, 2017 and $149.6 million at December 31, 2016. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2017	December 31, 2016
Assets
Investments	$8,454,903	$8,174,660
Cash and cash equivalents	43,809	33,583
Deferred acquisition costs	296,637	330,324
Other assets	421,668	430,495
Assets held in separate accounts	625,971	597,072
Total assets	$9,842,988	$9,566,134

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,898,925	$6,799,417
Other policy funds, claims and benefits	634,361	638,848
Debt	97,000	97,000
Other liabilities	335,862	245,539
Liabilities related to separate accounts	625,971	597,072
Total liabilities	8,592,119	8,377,876

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,343	152,903
Class B common stock	72	72
Accumulated other comprehensive income	212,357	149,555
Retained earnings	882,012	882,672
Total FBL Financial Group, Inc. stockholders' equity	1,250,784	1,188,202
Noncontrolling interest	85	56
Total stockholders' equity	1,250,869	1,188,258
Total liabilities and stockholders' equity	$9,842,988	$9,566,134

Common shares outstanding	24,928,568	24,893,955

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